UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 25, 2015
Date of Report
(Date of earliest event reported)

ABM Industries Incorporated

(Exact name of registrant as specified in its charter)

Delaware	1-8929	94-1369354
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

551 Fifth Avenue, Suite 300

New York, New York

10176
(Address of principal executive offices, including zip code)

(212) 297-0200

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously announced, Tracy K. Price ceased to be an executive vice president of the Company on September 2, 2015.  On September 25, 2015, the Company entered into a separation and transition agreement with Mr. Price confirming his 60-day notice period and severance benefits that will be provided pursuant to his amended and restated employment agreement dated January 13, 2015 and the Company’s equity award documents, subject to his executing a general release of claims and complying with his restrictive covenants. Pursuant to his amended and restated employment agreement dated January 13, 2015, his severance benefits consist of 1.5 times his salary and target bonus, paid over 18 months, and post-employment health insurance assistance in the form of $10,000 per year for ten years. He will remain eligible for his fiscal 2015 performance bonus. In addition, under the terms of the Company’s equity award agreements, certain performance awards will remain eligible for pro-rated vesting if the performance conditions are met. In addition, Mr. Price agreed to remain with the Company for the period beginning after such 60-day notice period and ending on January 11, 2016 to provide transition services, during which time he will receive a salary (based on a monthly salary of $20,000), as well as continued equity vesting and eligibility for other standard employee benefits.

The foregoing description of the previously filed amended and restated employment agreement dated January 13, 2015 and the separation and transition services agreement does not purport to be complete and each is qualified in its entirety by reference to the separation and transition services agreement.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits.

	10.1	Separation and Transition Services Agreement by and between Tracy K. Price and ABM Industries Incorporated.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ABM INDUSTRIES INCORPORATED

By:	/s/ Sarah H. McConnell
Name:	Sarah H. McConnell
Title:	Executive Vice President and General Counsel

Dated:  October 1, 2015

EXHIBIT INDEX

10.1	Separation and Transition Services Agreement by and between Tracy K. Price and ABM Industries Incorporated.